Exhibit 99.1
Repros Therapeutics Inc. Reports First Quarter 2008 Financial Results and Provides
Clinical Development Program Overview
Live Conference Call, May 12, 2008, at 1:00 p.m. Eastern Time
THE WOODLANDS, Texas — May 9, 2008 — Repros Therapeutics (NasdaqGM: RPRX) today announces financial results for the first quarter ended March 31, 2008 and provides a clinical development program overview.
Financial Results
Total revenues which consisted of only interest income decreased 15% to $269,000 for the three-month period ended March 31, 2008 as compared to $318,000 for the same period in the prior year primarily due to lower cash balances.
Research and development expenses, including contracted clinical activities, regulatory affairs and general research expenses increased 104% to $6.2 million for the three-month period ended March 31, 2008 from $3.0 million for the same period in the prior year. The increased expenses are primarily due to an increase in our clinical and preclinical activities of $3.4 million, partially offset by a decrease in manufacturing activities of $349,000.
General and administrative expenses decreased 15% to $797,000 for the three-month period ended March 31, 2008 from $941,000 for the same period in the prior year. The decrease in expenses is primarily due to a decrease of $97,000 in non-cash stock compensation expense and a decrease in professional services of $51,000.
Net loss for the three-month period ended March 31, 2008, was ($6.7) million or ($0.52) per share as compared to a net loss of ($3.7) million or ($0.31) per share for the same period in 2007. We incurred increased expenses in the three-month period ended March 31, 2008 as compared to the same period in 2007 primarily due to increased clinical development activities during that period relating to our Proellex® clinical program.
As of March 31, 2008, we had cash, cash equivalents and marketable securities of approximately $19.6 million as compared to $25.9 million at December 31, 2007. As of March 31, 2008 we had 12,774,904 shares of common stock outstanding.
Clinical Development Program Overview
Proellex®
On March 31, 2008, we announced that the interim results from our ongoing 12-month Open Label Safety Extension Trial with Proellex for the treatment of symptoms associated with uterine fibroids showed that the occurrence of breakthrough bleeding associated with this class of compounds can be controlled successfully with repeated four-month cycles of treatment each followed by an off drug interval. At that time the trial had been underway for 15 months. We continue to gather additional safety data from this trial and at this time have not observed any unexpected safety findings relating to the use of Proellex. We expect to provide interim data relating to patients being treated with Proellex for symptoms associated with endometriosis from our ongoing U.S. Phase 2 trial before the end of the second quarter of 2008.
In the first quarter of 2008 we initiated the following clinical trials with Proellex: two 65-patient registration Phase 3 Pivotal clinical trials as a pre-surgical short course (three-month) treatment of anemia associated with uterine fibroids: two 75-patient registration Phase 3 Pivotal clinical trials for the chronic treatment of symptomatic uterine fibroids and two 400-patient Open Label Safety Trials.
We continue to advance the activities relating to these trials and expect to see patient enrollment for some of these trials during the second quarter of 2008. Our goal is to file an NDA for Proellex near year-end 2008 for use as a pre-surgical three-month treatment of anemia associated with uterine fibroids.
Androxal®
We are on schedule to enter two clinical trials with Androxal by the end of the second quarter of 2008 which includes: one Phase 2b trial to treat men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism, or AIHH, with concomitant plasma glucose and lipid elevations and one Phase 2b trial in men with low testosterone levels wanting to improve or maintain their fertility and/or sperm function.
Live Conference Call Information
     Repros management will hold a conference call to provide an update on the company’s progress and to answer investor questions at 1:00 p.m. Eastern Time on May 12, 2008.
Conference Call Information
Domestic callers: 866-237-3252
International callers: 719-457-1018
Passcode: 379126
     A replay of the conference call will be available for 48 hours. To access the replay, dial 888-348-4629 (Domestic) and 719-884-8882 (International) and enter the passcode #379126. The replay will also be available on the Repros website, www.reprosrx.com approximately 24 hours after the call ends.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.
[NOTE TO BOWNE-INSERT EXCEL SPREADSHEET HERE]

Contact:	Joseph S. Podolski
President & CEO

(281) 719-3447

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Revenues
Interest income	$269	$318

Total revenues	269	318

Expenses
Research and development	6,166	3,028
General and administrative	797	941

Total expenses	6,963	3,969

Net loss	$(6,694)	$(3,651)

Net loss per share — basic and diluted	$(0.52)	$(0.31)

Weighted average shares used in loss per share calculation:
Basic	12,775	11,756
Diluted	12,775	11,756
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
Cash and cash equivalents	$11,570	$1,779
Marketable securities	8,041	24,124
Prepaid expenses and other currents assets	863	479
Fixed assets (net)	43	47
Patents (net)	1,304	1,170

Total assets	$21,821	$27,599

Accounts payable and accrued expenses	$4,263	$3,539
Stockholders’ equity	17,558	24,060

Total liabilities and stockholders’ equity	$21,821	$27,599